Pricing Supplement No. 2018—USNCH1794 to Product Supplement No. EA-04-06 dated April 7, 2017,

Underlying Supplement No. 7 dated July 16, 2018, Prospectus Supplement and Prospectus each dated April 7, 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Dated December 14, 2018

Citigroup Global Markets Holdings Inc. $15,993,900 Trigger Callable Contingent Yield Notes (with daily coupon observation)

Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due December 17, 2021

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Trigger Callable Contingent Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index (each, an “underlying”). The notes will pay a contingent coupon on each quarterly coupon payment date if, and only if, the closing levels of all the underlyings on each trading day during the applicable quarterly observation period are greater than or equal to their respective coupon barriers. If the closing level of any underlying on any trading day during an observation period is less than its coupon barrier, no contingent coupon will be paid on the related coupon payment date. On any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date and no further amounts will be owed to you. If the notes have not previously been called by the issuer prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any contingent coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. The “final underlying level” for each underlying is the closing level of such underlying on the final valuation date and the “least performing underlying” is the underlying with the lowest underlying return as measured from the trade date to the final valuation date. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment if the notes are not called by the issuer in its sole discretion on any coupon payment date prior to the maturity date and the final underlying level of the least performing underlying is less than its downside threshold. The payment at maturity on the notes is based solely on the performance of the least performing underlying. You will not benefit in any way from the performance of the better performing underlyings. You will therefore be adversely affected if any underlying performs poorly, regardless of the performance of the other underlyings. You will not receive dividends or other distributions paid on any stocks included in the underlyings or participate in any appreciation of any underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier call by the issuer. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features

❑  Contingent Coupon — We will pay you a contingent coupon on each quarterly coupon payment date if, and only if, the closing levels of all the underlyings on each trading day during the applicable quarterly observation period are greater than or equal to their respective coupon barriers. Otherwise, no contingent coupon will be paid on that quarterly coupon payment date.

❑  Issuer Callable — On any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date. If the notes are not called, investors may have full downside market exposure to the least performing underlying at maturity.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes have not previously been called by the issuer prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any contingent coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates
Trade date	December 14, 2018
Settlement date[1]	December 19, 2018
Observation period end dates	Quarterly, beginning on March 14, 2019 (See page PS-6)
Final valuation date[2]	December 14, 2021
Maturity date	December 17, 2021
[1] See “Supplemental Plan of Distribution” in this pricing supplement for additional information. [2] See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Trigger Callable Contingent Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Underlyings	Contingent Coupon Rate	Initial Underlying Levels	Coupon Barriers	Downside Thresholds	CUSIP/ISIN
S&P 500® Index (Ticker: SPX)	11.03% per annum	2,599.95	-----1,819.965, which is 70% of the applicable initial underlying level	-----1,429.973, which is 55% of the applicable initial underlying level	17326W241 / US17326W2411
Russell 2000® Index (Ticker: RTY)		1,410.813	-----987.569, which is 70% of the applicable initial underlying level	-----775.947, which is 55% of the applicable initial underlying level
EURO STOXX 50® Index (Ticker: SX5E)		3,092.60	-----2,164.820, which is 70% of the applicable initial underlying level	-----1,700.930, which is 55% of the applicable initial underlying level

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.125	$9.875
Total	$15,993,900.00	$199,923.75	$15,793,976.25

(1) On the date of this pricing supplement, the estimated value of the notes is $9.832 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.125 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.875 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $9.875 per note. UBS will receive an underwriting discount of $0.125 for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date and whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

♦	Product Supplement No. EA-04-06 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003412/dp74981_424b2-coba.htm

♦	Underlying Supplement No. 7 dated July 16, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000095010318008530/dp93384_424b2-us7.htm

♦	Prospectus Supplement and Prospectus each dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Callable Contingent Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The S&P 500® Index” beginning on page PS-14 of this pricing supplement, “The Russell 2000® Index” beginning on page PS-15 of this pricing supplement, “The EURO STOXX 50® Index“ beginning on page PS-16 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement, “Equity Index Descriptions—The S&P U.S. Indices” beginning on page 105 of the accompanying underlying supplement, “Equity Index Descriptions—The Russell Indices” beginning on page 84 of the accompanying underlying supplement and “Equity Index Descriptions—The EURO STOXX 50® Index” beginning on page 32 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You understand and accept the risks associated with each of the underlyings.

♦	You believe the closing level of each underlying is likely to be greater than or equal to its coupon barrier on each trading day during the quarterly observation periods, and, if the closing level of any underlying is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦	You believe the final underlying level of each underlying will be greater than or equal to its downside threshold, and, if the final underlying level of any underlying is below its downside threshold, you can tolerate a loss of all or a substantial portion of your investment.

♦	You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦	You are willing to accept the individual market risk of each underlying on each trading day during the quarterly observation periods and on the final valuation date, and you understand that any decline in the level of one underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlyings.

♦	You are willing to hold notes that may be called early by the issuer in its sole discretion regardless of the closing level of any underlying, and you are otherwise willing to hold such notes to maturity.

♦	You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of the underlyings, which could be significant.

♦	You are willing to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦	You are willing to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦	You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You do not understand or are not willing to accept the risks associated with each of the underlyings.

♦	You do not believe the closing level of each underlying is likely to be greater than or equal to its coupon barrier on each trading day during the quarterly observation periods, or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦	You believe the final underlying level of at least one underlying will be less than its downside threshold, exposing you to the full downside performance of the least performing underlying.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦	You are unwilling to accept the individual market risk of each underlying on each trading day during the quarterly observation periods and on the final valuation date, or you seek an investment based on the performance of a basket composed of the underlyings.

♦	You are unwilling to hold notes that may be called early by the issuer in its sole discretion regardless of the closing level of any underlying, or you are otherwise unable or unwilling to hold such notes to maturity.

♦	You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the contingent coupon payments.

♦	You are unwilling to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦	You are unwilling to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦	You seek an investment for which there will be an active secondary market.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦	You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately 3 years, unless called earlier
Trade date	December 14, 2018
Settlement date	December 19, 2018. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1]	December 14, 2021
Maturity date	December 17, 2021
Underlyings	S&P 500® Index (Ticker: SPX) Russell 2000® Index (Ticker: RTY) EURO STOXX 50® Index (Ticker: SX5E)
Issuer call feature

The issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date upon not less than three (3) business days’ notice prior to such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Observation period	Each observation period will consist of each trading day from, but excluding, an observation period end date to, and including, the following observation period end date; provided that the first observation period will consist of each trading day from, but excluding, the trade date to, and including, the first observation period end date.
Observation period end dates	See “Observation Period End Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Trading day	For any underlying index, a scheduled trading day for that underlying index on which a market disruption event has not occurred with respect to that underlying index.
Coupon payment dates	Three (3) business days following the applicable observation period end date, except that the coupon payment date for the final valuation date is the maturity date. See “Observation Period End Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Contingent coupon/contingent coupon rate

If the closing level of all the underlyings on each trading day during the applicable observation period are greater than or equal to their respective coupon barriers, we will make a contingent coupon payment with respect to that observation period on the related coupon payment date.

However, if the closing level of any underlying on any trading day during the applicable observation period is less than its coupon barrier, no contingent coupon will be payable on the related coupon payment date.

Each contingent coupon payment will be in the amount of $0.27575 for each $10.00 stated

principal amount note (based on the per annum contingent coupon rate of 11.03%) and will be payable with respect to each observation period in which the closing level of all the underlyings on each trading day during that observation period are greater than or equal to their respective coupon barriers.

Contingent coupon payments on the notes are not guaranteed. We will not pay you the contingent coupon for any observation period in which the closing level of any underlying on any trading day is less than its coupon barrier.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any contingent coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Least performing underlying	The underlying with the lowest underlying return.
Underlying return	For each underlying, calculated as follows: final underlying level – initial underlying level initial underlying level
Downside threshold	For any underlying, 55.00% of its respective initial underlying level, as specified on the cover of this pricing supplement.
Coupon barrier	For any underlying, 70.00% of its respective initial underlying level, as specified on the cover of this pricing supplement.
Initial underlying level	For any underlying, its closing level on the trade date, as specified on the cover page of this pricing supplement.
Final underlying level	For any underlying, its closing level on the final valuation date.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

____________________
1 Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Investment Timeline

Trade date	The closing level of each underlying (its respective initial underlying level) is observed, the contingent coupon rate is set and the coupon barrier and downside threshold for each underlying are determined.

Quarterly (callable by the issuer in its sole discretion)

If the closing level of all the underlyings on each trading day during the applicable observation period are greater than or equal to their respective coupon barriers, we will make a contingent coupon payment with respect to that observation period on the related coupon payment date. However, if the closing level of any underlying on any trading day during the applicable observation period is less than its coupon barrier, no contingent coupon will be payable on the related coupon payment date.

The issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date upon not less than three (3) business days’ notice prior to such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Maturity date (if not previously called)

If the notes are not called prior to maturity, the final underlying level of each underlying is observed on the final valuation date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any contingent coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least
performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Observation Period End Dates/Coupon Payment Dates for the Offering of the Notes

Observation Period End Dates	Coupon Payment Dates
March 14, 2019	March 19, 2019
June 14, 2019	June 19, 2019
September 16, 2019	September 19, 2019
December 16, 2019	December 19, 2019
March 16, 2020	March 19, 2020
June 15, 2020	June 18, 2020
September 14, 2020	September 17, 2020
December 14, 2020	December 17, 2020
March 15, 2021	March 18, 2021
June 14, 2021	June 17, 2021
September 14, 2021	September 17, 2021
December 14, 2021	December 17, 2021

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying level of the least performing underlying is less than its initial underlying level. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	You will not receive any contingent coupon payment for any quarter in which the closing level of any underlying on any trading day during the related observation period is less than its coupon barrier — A contingent coupon payment will be made on a coupon payment date if and only if the closing level of all the underlyings on each trading day during the applicable observation period are greater than or equal to their respective coupon barriers. If the closing level of any underlying on any trading day during an observation period is less than its coupon barrier, you will not receive any contingent coupon payment on the related coupon payment date. If the closing level of any underlying is below its coupon barrier on at least one trading day during each quarterly observation period, you will not receive any contingent coupon payments over the term of the notes.

♦	The notes are subject to the risks of each of the underlyings and will be negatively affected if any underlying performs poorly, even if the other underlyings perform well — You are subject to risks associated with each of the underlyings. If any underlying performs poorly, you will be negatively affected, even if the other underlyings perform well. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the others. Instead, you are subject to the full risks of each individual underlying. Furthermore, the risk that you will not receive the contingent coupon and that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar.

♦	You will not benefit in any way from the performance of the better performing underlyings — The payment at maturity depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of the better performing underlyings. The notes may underperform a similar investment in all of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlyings would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship between the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the better performing underlyings are not relevant to your return on the notes. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The S&P 500® Index represents large capitalization stocks in the United States, the Russell 2000® Index represents small capitalization stocks in the United States and the EURO STOXX 50® Index represents large capitalization stocks in the Eurozone. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	Higher contingent coupon rates are associated with greater risk — The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risks that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates, the notes will not be called and the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of and the correlation between the underlyings are important factors affecting these risks. Greater expected volatility of, and lower expected correlation between, the underlyings as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that (i) the closing level of at least one underlying will be less than its coupon barrier on at least one trading day during one or more observation periods, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes and that (ii) the closing level of the least performing underlying will be less than the applicable downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the least performing underlying — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the least performing underlying, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the least performing underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the least performing underlying.

♦	We may call the notes in our sole discretion, which will limit your ability to receive the contingent coupon payments — We may call the notes on any coupon payment date prior to the maturity date upon not less than three (3) business days’ notice. In the event that we call the notes, you will receive the stated principal amount of your notes and any contingent coupon otherwise due on such coupon payment date. Thus, the term of the notes may be limited to as short as approximately three months. If we call the notes prior to maturity, you will not receive any additional contingent coupon payments. It is more likely that we will call the notes in our sole discretion prior to maturity to the extent that the expected coupon payable on the notes is greater than the coupon that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called notes in an another investment that provides a similar yield with a similar level of risk. We are less likely to call the notes prior to maturity when the expected contingent coupon payable on the notes is less than the coupon that would be payable on other comparable instruments issued by us, which includes when the level of any of the underlyings is less than its coupon barrier. Therefore, the notes are more likely to remain outstanding when the expected contingent coupon payable on the notes is less than what would be payable on other comparable instruments and when your risk of not receiving a contingent coupon is relatively higher.

♦	The notes offer downside exposure to the least performing underlying, but no upside exposure to any underlying — You will not participate in any appreciation in the level of the underlyings over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlyings over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlyings or the stocks included in the underlyings.

♦	The payment at maturity depends on the closing level of the least performing underlying on a single day — If the closing level of the least performing underlying on the final valuation date is less than its downside threshold, you will not receive the full stated principal amount of your notes at maturity, even if the closing level of the least performing underlying is greater than its downside threshold on other dates during the term of the notes.

♦	Investing in the notes is not equivalent to investing in any underlying or the stocks that constitute any underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks that constitute the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the levels used will not reflect the receipt or reinvestment of dividends or distributions on the stocks that constitute any underlying. Dividend or distribution yield on the stocks that constitute the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the stocks that constitute the underlyings, but will not be reflected in the performance of any underlying as measured for purposes of the notes (except to the extent that dividends and distributions reduce the levels of the underlyings).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that any underlying will fall below its coupon barrier on any trading day during any observation period or the least performing underlying will fall below its downside threshold on the final valuation date will depend in part on the volatility of, and correlation between, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the level of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that at least one of the underlyings will experience a large decline over the term of the notes and fall below its respective coupon barrier on one, or more, trading days during one, or more, observation periods and/or below its downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that at least one of the underlyings will fall below its coupon barrier on one or more trading days, such that you will not receive one or more contingent coupon payments, and that at least one of the underlyings will fall below its downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the trade date. If expectations about the volatility of, and correlation between, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the stocks that constitute the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks that constitute the underlyings, the correlation between the underlyings, dividend yields on the stocks that constitute the underlyings, interest rates generally, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the EURO STOXX 50® Index, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier issuer call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The Russell 2000® Index is subject to risks associated with small capitalization stocks — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than the stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦	The EURO STOXX 50® Index is subject to risks associated with non-U.S. markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar — The EURO STOXX 50® Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the notes, the performance of the EURO STOXX 50® Index as measured for purposes of the notes will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the underlying stocks.

♦	Our offering of the notes is not a recommendation of any underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the least performing of the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlyings or in instruments related to the underlyings or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the levels of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing levels of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks included in the underlyings and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlyings on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlyings, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to an underlying;

♦	if a market disruption event occurs on the final valuation date with respect to an underlying, determining whether to postpone the final valuation date;

♦	determining the levels of the underlyings if the levels of the underlyings are not otherwise available or a market disruption event has occurred; and

♦	selecting a successor underlying or performing an alternative calculation of the level of an underlying if an underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to any underlying may affect the value of your notes — S&P Dow Jones Indices LLC, as publisher of the S&P 500® Index, FTSE Russell, as publisher of the Russell 2000® Index, or STOXX Limited, as publisher of the EURO STOXX 50® Index, may add, delete or substitute the stocks that constitute any underlying or make other methodological changes that could affect the level of any underlying. S&P Dow Jones Indices LLC, FTSE Russell or STOXX Limited may discontinue or suspend calculation or publication of any underlying at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, as described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss recognized by U.S. investors, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued prior to January 1, 2021 that do not have a “delta” of one, the securities should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion.

We will not be required to pay any additional amounts with respect to amounts withheld.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an issuer call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes are listed on the cover page of this pricing supplement; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: Approximately 3 years, unless called earlier

t	Hypothetical Initial Underlying Levels:

o	S&P 500® Index: 2,700.00

o	Russell 2000® Index: 1,500.000

o	EURO STOXX 50® Index: 3,000.00

t	Hypothetical Contingent Coupon Rate: 10.80% per annum (or 2.70% per quarter)

t	Hypothetical Quarterly Contingent Coupon Payment: $0.27 per quarter per note

t	Observation Periods / Observation Period End Dates: Quarterly, as set forth on page PS-6 of this pricing supplement

t	Issuer Call: Quarterly

t	Hypothetical Coupon Barriers:

o	S&P 500® Index: 1,890.00, which is 70% of its hypothetical initial underlying level

o	Russell 2000® Index: 1,050.000, which is 70% of its hypothetical initial underlying level

o	EURO STOXX 50® Index: 2,100.00, which is 70% of its hypothetical initial underlying level

t	Hypothetical Downside Thresholds:

o	S&P 500® Index: 1,485.00, which is 55% of its hypothetical initial underlying level

o	Russell 2000® Index: 825.000, which is 55% of its hypothetical initial underlying level

o	EURO STOXX 50® Index: 1,650.00, which is 55% of its hypothetical initial underlying level

* The hypothetical contingent coupon rate does not represent the actual contingent coupon rate and the hypothetical initial underlying levels, coupon barriers and downside thresholds do not represent the actual initial underlying levels, coupon barriers and downside thresholds, respectively, applicable to the underlyings. The actual initial underlying levels, coupon barriers, downside thresholds and contingent coupon rate are listed on the cover page of this pricing supplement.

Example 1 — The notes are called on the first coupon payment date.

Date	Lowest Closing Level During Applicable Observation Period			Payment (per note)
	S&P 500® Index	Russell 2000® Index	EURO STOXX 50® Index
First Observation Period	2,100.00 (at or above coupon barrier)	1,400.000 (at or above coupon barrier)	2,900.00 (at or above coupon barrier)	$10.27 (principal amount plus contingent coupon); notes are called
			Total Payment:	$10.27 (2.70% total return)

Since the notes are called by us in our sole discretion on the coupon payment date related to the first observation period and the closing level of each underlying on each trading day during the first observation period was greater than its coupon barrier, we will pay you a total of $10.27 per note (equal to the stated principal amount plus the contingent coupon) on that coupon payment date, representing a 2.70% total return on the notes over the approximately three months the notes were outstanding before they were called by us in our sole discretion. You will not receive any further payments on the notes.

Example 2 — The notes are NOT called and the final underlying level of the least performing underlying is above its downside threshold.

Date	Lowest Closing Level During Applicable Observation Period and Final Underlying Level on the Final Valuation Date			Payment (per note)
	S&P 500® Index	Russell 2000® Index	EURO STOXX 50® Index
First Observation Period	2,100.00 (at or above coupon barrier)	1,400.000 (at or above coupon barrier)	2,900.00 (at or above coupon barrier)	$0.27 (contingent coupon); notes are not called
Second through Eleventh Observation Periods	Various (at or above coupon barrier)	Various (at or above coupon barrier)	Various (all below coupon barrier)	$0; notes are not called
Final Observation Period	2,200.00 (at or above coupon barrier)	800.000 (below coupon barrier)	3,000.00 (at or above coupon barrier)	$0; notes are not callable
Final Valuation Date	2,300.00 (at or above downside threshold)	1,250.000 (at or above downside threshold)*	3,500.00 (at or above downside threshold)	$10.00 (principal amount)
			Total Payment:	$10.27 (2.70% total return)

* Denotes least performing underlying

Since the closing level of each underlying on each trading day during the first observation period was greater than its coupon barrier and the notes are not called by us on the related coupon payment date, we will pay you the applicable contingent coupon of $0.27 per note on that coupon payment date. However, because the closing level of at least one underlying was below its coupon barrier on at least one trading day during the second through eleventh observation periods, you will not receive any contingent coupons on any of the related coupon payment dates.

Because the closing level of at least one underlying was below its coupon barrier on at least one trading day during the final observation period, you will not receive any contingent coupon on the maturity date. However, because the final underlying level of the least performing underlying is greater than its downside threshold, we will pay you $10 per note (equal to the stated principal amount) on the maturity date. When added to the contingent coupon payment of $0.27 received in respect of the first observation period, you would have been paid a total of $10.27 per note, representing a 2.70% total return on the notes over the 3 year term of the notes.

Example 3 — Notes are NOT called and the final underlying level of the least performing underlying is below its downside threshold.

Date	Lowest Closing Level During Applicable Observation Period and Final Underlying Level on the Final Valuation Date			Payment (per note)
	S&P 500® Index	Russell 2000® Index	EURO STOXX 50® Index
First through Eleventh Observation Periods	Various (all below coupon barrier)	Various (all below coupon barrier)	Various (all below coupon barrier)	$0; notes are not called
Final Observation Period	2,200.00 (at or above coupon barrier)	1,400.000 (at or above coupon barrier)	1,080.00 (below coupon barrier)	$0; notes are not callable
Final Valuation Date	2,300.00 (at or above downside threshold)	1,250.000 (at or above downside threshold)	900.00 (below downside threshold)*	$10.00 × [1 + underlying return of the least performing underlying] = $10.00 × [1 + -70.00%] = $10.00 × 0.30 = $3.00
			Total Payment:	$3.00 (-70.00% total return)

* Denotes least performing underlying

Since the closing level of at least one underlying was below its coupon barrier on at least one trading day during each observation period, no contingent coupon is paid on any coupon payment date during the term of the notes. On the final valuation date, the least performing underlying closes below its downside threshold. Therefore, at maturity, investors are exposed to the downside performance of the least performing underlying and you will receive $3.00 per note, which reflects the percentage decrease of the least performing underlying from the trade date to the final valuation date.

The S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. As of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

The graph below illustrates the performance of the S&P 500® Index from January 2, 2008 to December 14, 2018. The closing level of the S&P 500® Index on December 14, 2018 was 2,599.95. We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell, a subsidiary of London Stock Exchange Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of FTSE Russell and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Russell Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

The graph below illustrates the performance of the Russell 2000® Index from January 2, 2008 to December 14, 2018. The closing level of the Russell 2000® Index on December 14, 2018 was 1,410.813. We obtained the closing levels of the Russell 2000® Index from Bloomberg, and we have not participated in the preparation of or verified such information. Currently, whereas the sponsor of the Russell 2000® Index publishes the official closing level of the Russell 2000® Index to six decimal places, Bloomberg reports the closing level to three decimal places. As a result, the closing level of the Russell 2000® Index reported by Bloomberg may be lower or higher than the official closing level of the Russell 2000® Index published by the sponsor of the Russell 2000® Index. The historical closing levels of the Russell 2000® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the Russell 2000® Index. We cannot give you assurance that the performance of the Russell 2000® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector Indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector Indices. The STOXX Europe 600® Supersector Indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. It is calculated and maintained by STOXX Limited. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

The “EURO STOXX 50® Index” is a trademark of STOXX Limited and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 2, 2008 to December 14, 2018. The closing level of the EURO STOXX 50® Index on December 14, 2018 was 3,092.60. We obtained the closing levels of the EURO STOXX 50® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the EURO STOXX 50® Index. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index from January 2, 2008 through December 14, 2018, based on the daily closing levels of the underlyings. For comparison purposes, each underlying has been normalized to have a closing level of 100.00 on January 2, 2008 by dividing the closing level of that underlying on each day by the closing level of that underlying on January 2, 2008 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing levels of the underlyings during the term of the notes, including on any trading day during an observation period. Moreover, any historical correlation between the underlyings is not indicative of the degree of correlation between the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION BETWEEN THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period. The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are. Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are. Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another. The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlyings. However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation between the underlyings that cannot be discerned from the graph. Furthermore, regardless of the degree of correlation between the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past. We cannot predict the relationship between the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation between the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its coupon barrier or downside threshold on any trading day during an observation period or the final valuation date, respectively. This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or more of the underlyings might close below its coupon barrier or downside threshold on any trading day during an observation period or the final valuation date, respectively, as all of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation between the underlyings as of the trade date. If expectations about the correlation between the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date. The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above. In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential consequences of the IRS notice.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Moreover, as discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.125 for any note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $9.875 per note. UBS proposes to offer the notes to the public at a price of $9.875 per note. UBS will receive an underwriting discount of $0.125 for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the notes are called by the issuer prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the notes is more than two business days after the trade date, investors who wish to sell the notes at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels of the underlyings and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately four months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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